BlackRock Liquidity Funds: Treasury Trust


Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated , for the period May 1, 2007 through October 31, 2007.

PURCHASES (IN THOUSANDS)
TRANSACTION   FACE AMOUNT     SECURITY DESCRIPTION  RATE  DUE DATE
DATE
10/16/07      $100,000      TREASURY BILL     4.14     11/15/07
10/19/07      $50,000      TREASURY BILL     3.30     11/08/07
10/24/07      $32,500      TREASURY NOTE     100.23     03/31/08

SALES (IN THOUSANDS)
TRANSACTION   FACE AMOUNT     SECURITY DESCRIPTION RATE DUE DATE
DATE
06/08/07      $10,000      TREASURY BILL     4.85     06/21/07
06/08/07      $35,000      TREASURY BILL     4.85     06/21/07
06/13/07      $32,182      TREASURY BILL     5.10     06/14/07
07/20/07      $4,064      TREASURY BILL     4.41     07/26/07
07/20/07      $25,186      TREASURY BILL     4.41     07/26/07
09/19/07      $9,108      TREASURY BILL     3.74     09/27/07